Exhibit 99.1

TOREADOR ANNOUNCES SUCCESS OF SECOND WELL IN DOGU AYAZLI FIELD OFFSHORE TURKEY AND COMPLETION OF ROMANIAN RE-ENTRY WELL AS GAS PRODUCER

•	Dogu Ayazli field offshore Turkey delineated by successful development well
•	Third well in Akkaya field expected to reach total depth this week
•	Seventh Romanian re-entry well in Fauresti field tested natural gas production of 2 MMcfd

DALLAS, TEXAS – (April 6, 2006) – Toreador Resources Corporation (NASDAQ: TRGL) and its partners TPAO (the Turkish national oil company) and Stratic Energy Corporation today announced that the Dogu Ayazli-2 development well confirmed the presence of significant accumulations of natural gas in the Dogu Ayazli structure. Preliminary log analysis indicates natural gas in approximately 106 meters (348 feet) of sands in 10 zones from 727 to 1,173 meters (2,386 to 2,849 feet) true vertical depth in the same Kusuri producing formations as the Dogu Ayazli-1 exploration well. The Dogu Ayazli-2, which was drilled to a bottom hole location approximately 600 meters (1,969 feet) west northwest of the discovery well, will be tested when it is tied back to the Dogu Ayazli production tripod which will be installed later this year.

“The Dogu Ayazli-2 results confirm that this structure contains a significant amount of natural gas,” said G. Thomas Graves III, Toreador President and Chief Executive Officer, “and closely mirrors the excellent outcome of the Dogu Ayazli-1 well. Compared to the Ayazli wells, the deeper sands are thicker and additional pay zones are present. These developments have good implications for further development of this field and for other prospects and leads in the South Akcakoca Sub-basin. Results from our drilling operations in the South Akcakoca Sub-basin have been consistently better than expected.”

Due to the success of the two Dogu Ayazli wells, the joint venture operating committee has exercised the option on a third tripod production structure which will be set along with the Ayazli and Akkaya tripods in the May-July time frame. Bids for the construction of the subsea pipeline connecting the tripods to the onshore production center are undergoing evaluation. It is expected that the contract for construction will be awarded in the next few weeks.

Toreador Announces Success of Second Dogu Ayazli Well, April 6, 2006	Page 2 of 3

The “Prometheus” jackup rig, which was used to drill the Dogu Ayazli-2, is preparing to move to a new location approximately 2.5 kilometers (1.6 miles) to the east to drill the Bayhanli-1, an exploration well on a prospect located between the Dogu Ayazli and Akkaya discoveries.

In the Akkaya field, located approximately 6 kilometers (3.7 miles) to the east of the Dogu Ayazli wells, the Akkaya-3 development well is nearing total depth and results are expected within the next two weeks. After the “Saturn” jackup rig has completed testing the Akkaya-2 and -3 wells, it is anticipated that the first production tripod will be ready for installation over the Akkaya wells.

The Dogu Ayazli (or “East Ayazli”) field is located in a broad, flat anticlinal structure located to the east of, and deeper than, the Ayazli structure along the same fault trend. The South Akcakoca Sub-basin represents approximately 50,000 acres out of the joint venture’s 964,000 acre Western Black Sea permit area, or approximately 5% of the total area. Toreador is the operator in the South Akcakoca Sub-basin and has a 36.75% working interest in the permit. TPAO is the owner of a 51% working interest and Stratic has a 12.25% working interest.

In Toreador’s 100% interest Fauresti field in Romania, the Fauresti-185 well was successfully re-entered and is being completed as a gas producer. In initial testing, the well flowed approximately 2.0 million cubic feet of gas per day (MMcfd) with 15 barrels of associated condensate through a 31/64” choke at a flowing pressure of 500 pounds per square inch. The well is the seventh to be re-entered in the company’s Fauresti Field rehabilitation project and the first of five re-entries planned for this year. The production facility in the Fauresti Field has been completed and tested, and a pipeline connecting the facility to the national gas distribution system is under construction and is expected to be completed in the next few weeks. Initial production is expected to be approximately 6 MMcfd of gas and associated condensate from the first four successful re-entry wells.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

Toreador Announces Success of Second Dogu Ayazli Well, April 6, 2006	Page 3 of 3

Safe-Harbor Statement -- Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141